Exhibit 21.1
INFORMATION REGARDING SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Star Tobacco, Inc.	Virginia
Rock Creek Pharmaceuticals, Inc.	Delaware